Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES
REVERSE STOCK SPLIT
FLINT, MICHIGAN, June 14, 2011 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a 1-for-10 reverse stock split of Citizens common stock. Citizens anticipates the reverse stock split will be effective after the close of trading on July 1, 2011 and that Citizens common stock will begin trading on a split adjusted basis on The NASDAQ Capital Market at the opening of trading on July 5, 2011.
In determining the reverse stock split ratio, the Board of Directors considered several factors including the NASDAQ continued listing requirements, the historical trading price, volatility and volume of the common stock, administrative convenience, simplicity, and current market and economic conditions. In addition, the Board believes that a higher stock price per share could result in greater interest in Citizens common stock from institutional investors, members of the financial community and the investing public in general. As a result, the Board determined that it would be in the shareholders’ best interests to choose the 1-for-10 ratio rather than one of the lower alternatives approved by shareholders.
When the reverse stock split becomes effective, every ten shares of issued and outstanding Citizens common stock will be automatically combined into one issued and outstanding share of common stock. This will proportionately reduce the number of outstanding shares of Citizens common stock from approximately 397.8 million to approximately 39.8 million and the number of authorized shares from 1,050,000,000 to 105 million. Citizens common stock will continue trading on The NASDAQ Capital Market under the symbol “CRBC” but will trade under a new CUSIP number.
Proportional adjustments will be made to Citizens’ outstanding options, warrants and other securities entitling their holders to purchase or receive shares of Citizens common stock so that the reverse stock split will not materially affect any of the rights of holders of those securities. The number of shares available under Citizens’ equity-based plans will also be proportionately reduced.
No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, shareholders who would otherwise hold a fractional share will receive a cash payment in lieu of such fractional share based on the closing price of Citizens common stock on the effective date of the reverse stock split (adjusted for the reverse split). Additional information on the treatment of fractional shares and other effects of the reverse split can be found in Citizens’ definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2011.
Shareholders do not need to take action at this time. Citizens’ transfer agent, American Stock Transfer and Trust Company, will distribute a letter of transmittal to shareholders with certificated shares with instructions for surrendering old stock certificates.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana with 220 offices and 249 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 55th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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